EXHIBIT 99.1

Simmons First Announces Agreement to Acquire Liberty Bancshares, Inc.

PINE BLUFF, Ark., May 28, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that it has entered into a definitive agreement and plan of merger ("Agreement") with Liberty Bancshares, Inc. ("Liberty"), headquartered in Springfield, Missouri, including its wholly-owned bank subsidiary Liberty Bank. According to the terms of the Agreement, Simmons First National Corporation ("Company") will acquire all of the outstanding common stock of Liberty in an all-stock transaction valued at approximately $206.9 million (based on the Company's May 23, 2014 closing price), subject to potential adjustments. The transaction is expected to be immediately accretive to the Company's diluted core earnings per common share.

"We are proud to welcome the associates of Liberty Bank to the Simmons Family. Together, we expect to continue the exceptional growth and quality customer service for which Liberty Bank is known," said George A. Makris, Jr., Simmons First Chairman and CEO. "Liberty's expertise in Small Business lending will enhance our commercial offerings throughout our geographies and will further establish Simmons as a premier community banking organization."

Liberty Highlights (as of 3/31/14):
•	Assets	$1.1B
•	Loans	$811M
•	Deposits	$885M (76% Non-Time deposits and Cost of Funds of 0.34%)
•	Total Equity	$101.5M (Tier 1 Leverage Ratio of 11.2%)
•	10th largest bank headquartered in Missouri by deposits
•	23 Financial Centers in Southwest Missouri
◦ Enhanced presence in the Springfield, Missouri MSA
◦ Strategic fit within the Simmons First footprint
•	#1 SBA lender in Missouri for 2012 and 2013

"We are extremely excited about becoming a member of the Simmons family of banks.  We view this strategic merger as a win, win, win situation.  Our customers will benefit from the additional products and services that Simmons will bring to our market; our associates will continue to operate in a banking environment that is focused on relationship banking; and our shareholders will gain liquidity with Simmons' stock.  This will make for a very smooth transition as we merge our two operations next spring," said Liberty Chairman and CEO, Gary Metzger.

Completion of the transaction is expected in the fourth quarter of 2014 and is subject to certain closing conditions, including approval by the shareholders of both Liberty and the Company and customary regulatory approvals. Upon closing, Liberty will merge into the Company.

Under the terms of the Agreement, each outstanding share of common stock and equivalents of Liberty will be converted into the right to receive shares of the Company's common stock. The number of shares to be issued is fixed with an exchange ratio of one share of SFNC stock for each share of Liberty stock.

SFNC was advised by Sterne, Agee & Leach, Inc. and the law firm of Quattlebaum, Grooms, Tull & Burrow, PLLC. Liberty was advised by Keefe, Bruyette & Woods, Inc., A Stifel Company and the law firm of Stinson Leonard Street LLP.

Simmons First National Corporation is an Arkansas based financial holding company with pro forma assets totaling $7.8 Billion and conducts financial operations throughout Arkansas, Kansas, Missouri and Tennessee. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

Conference Call

Simmons First management will conduct a conference call to review this information beginning at 10:00 a.m. Central Time on Wednesday, May 28, 2014. Interested persons can listen to this call by dialing toll-free 1-866-298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 52072651. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsfirst.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsfirst.com.

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Liberty Bancshares, Inc. acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT: DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000